EXHIBIT 23.1

                               CONSENT OF KPMG LLP




We consent to the use of our audit report dated  February 1, 1999,  except as to
Note 18 which is as of March 8, 1999, relating to the consolidated balance sheet of PepsiCo Inc., and Subsidiaries as of December 26, 1998 and December 27, 1997 and the related consolidated statements of income, cash flows and shareholders' equity for each of the years in the three-year period ended December 26, 1998, incorporated herein by reference in the Registration Statement on Form S-8 of PepsiCo, Inc. pertaining to the PepsiCo 401(k) Plan.

Further, we acknowledge our awareness of the use therein of our review reports dated April 22, 1999, July 20, 1999 and October 6, 1999 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such review reports are not considered part of a registration statement prepared of certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.



                            /s/     KPMG LLP

New York, New York
October 15, 1999